UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G/A
Under the Securities Exchange Act of 1934
(AMENDMENT NO. 2)
CVR Energy, Inc.

(Name of Issuer)
Common Stock, par value $0.01 per share

(Title of Class of Securities)
12662P 10 8

(CUSIP Number)
November 24, 2010

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☑ Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	12662P 10 8	2

1	NAME OF REPORTING PERSON Coffeyville Acquisition LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		19,747,202

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		19,747,202

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,747,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	22.9%

12	TYPE OF REPORTING PERSON

	OO

CUSIP No.	12662P 10 8	3

1	NAME OF REPORTING PERSON Kelso Investment Associates VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		19,747,202

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		19,747,202

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,747,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	22.9%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	12662P 10 8	4

1	NAME OF REPORTING PERSON Kelso GP VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		19,747,202

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		19,747,202

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,747,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	22.9%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	12662P 10 8	5

1	NAME OF REPORTING PERSON Kelso GP VII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		19,747,202

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		19,747,202

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,747,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	22.9%

12	TYPE OF REPORTING PERSON

	OO

CUSIP No.	12662P 10 8	6

1	NAME OF REPORTING PERSON KEP VI, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		19,747,202

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		19,747,202

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,747,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	22.9%

12	TYPE OF REPORTING PERSON

	OO

CUSIP No.	12662P 10 8	7

1	NAME OF REPORTING PERSON Philip E. Berney

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		19,747,202

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		19,747,202

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,747,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	22.9%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	8

1	NAME OF REPORTING PERSON Frank K. Bynum, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		19,747,202

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		19,747,202

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,747,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	22.9%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	9

1	NAME OF REPORTING PERSON James J. Connors, II

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		19,747,202

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		19,747,202

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,747,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	22.9%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	10

1	NAME OF REPORTING PERSON Michael B. Goldberg

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		19,747,202

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		19,747,202

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,747,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	22.9%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	11

1	NAME OF REPORTING PERSON Frank J. Loverro

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		19,747,202

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		19,747,202

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,747,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	22.9%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	12

1	NAME OF REPORTING PERSON George E. Matelich

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		19,747,202

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		19,747,202

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,747,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	22.9%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	13

1	NAME OF REPORTING PERSON Church M. Moore

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		19,747,202

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		19,747,202

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,747,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	22.9%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	14

1	NAME OF REPORTING PERSON Frank T. Nickell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		19,747,202

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		19,747,202

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,747,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	22.9%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	15

1	NAME OF REPORTING PERSON Stanley de J. Osborne

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		19,747,202

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		19,747,202

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,747,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	22.9%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	16

1	NAME OF REPORTING PERSON David I. Wahrhaftig

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		19,747,202

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		19,747,202

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,747,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	22.9%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	17

1	NAME OF REPORTING PERSON Thomas R. Wall, IV

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		19,747,202

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		19,747,202

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,747,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	22.9%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	18

1	NAME OF REPORTING PERSON Christopher L. Collins

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		19,747,202

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		19,747,202

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,747,202

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	22.9%

12	TYPE OF REPORTING PERSON

	IN

Amendment No. 2 to Schedule 13G
     The Schedule 13G (the “Schedule”) filed by Coffeyville Acquisition LLC, Kelso Investment Associates VII, L.P., Kelso GP VII, L.P., Kelso GP VII, LLC, KEP VI, LLC, Philip E. Berney, Frank K. Bynum, Jr., James J. Connors, II, Michael B. Goldberg, Frank J. Loverro, George E. Matelich, Church M. Moore, Frank T. Nickell, Stanley de J. Osborne, David I. Wahrhaftig, and Thomas R. Wall, IV on January 24, 2008 is hereby amended and supplemented as set forth below in this Amendment No. 2 to the Schedule (the “Amendment”). The Amendment is being filed to amend disclosure in Item 4 of the Schedule and to add Christopher L. Collins as a reporting person because he became a managing member of KEP VI on October 19, 2009.
Item 4. Ownership (a) through (c)
(a) Amount beneficially owned:
     See Item 9 of the attached cover pages.
(b) Percent of class:
     See Item 11 of the attached cover pages. The figures reported in Item 11 of the attached cover pages are based upon the number of outstanding shares reported in the quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2010, which reported the total outstanding shares of common stock, as of November 1, 2010, as 86,347,268.
(c) Number of shares as to which such person has:
     (i) Sole power to vote or direct the vote:
          See Item 5 of the attached cover pages.
     (ii) Shared power to vote or direct the vote:
          See Item 6 of the attached cover pages.
     (iii) Sole power to dispose or to direct the disposition:
          See Item 7 of the attached cover pages.
     (iv) Shared power to dispose or to direct the disposition:
          See Item 8 of the attached cover pages.
     Kelso GP VII, LLC (GP VII LLC) is the general partner of Kelso GP VII, L.P. (GP VII LP). GP VII LP is the general partner of Kelso Investment Associates VII, L.P. (KIA VII). KIA VII is the majority owner of Coffeyville Acquisition LLC. Each of GP VII LLC, GP VII LP and KIA VII disclaims beneficial ownership of the securities owned of record by Coffeyville Acquisition LLC, except to the extent of their respective pecuniary interests therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes.
     Each of GP VII LLC, GP VII LP and KIA VII, due to their common control, could be deemed to beneficially own each other’s securities. GP VII LLC disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII LP and KIA VII, except to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes.
     GP VII LP disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII LLC and KIA VII, except, in the case of KIA VII, to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes. KIA VII disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII LLC and GP VII LP, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes.
     KEP VI, LLC (KEP VI) and GP VII LLC due to their common control could be deemed to beneficially own each other’s securities. KEP VI disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII LLC, GP VII LP and KIA VII, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes. Each of GP VII LLC, GP VII LP and KIA VII disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by KEP VI, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes.
     KEP VI disclaims beneficial ownership of the securities owned of record by Coffeyville Acquisition LLC, except to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of the reported securities for purposes of Section 16 or for any other purposes.
     Messrs. Berney, Bynum, Connors, Goldberg, Loverro, Matelich, Moore, Nickell, Osborne, Wahrhaftig and Wall (the “Kelso Individuals”) may be deemed to share beneficial ownership of securities owned of record or beneficially owned by GP VII LLC, GP VII LP, KIA VII, KEP VI and Coffeyville Acquisition LLC, by virtue of their status as managing members of GP VII LLC and KEP VI, but disclaim beneficial ownership of such securities, and this report shall not be deemed an admission that any of the “Kelso Individuals” is the beneficial owner of these securities for purposes of Section 16 or for any other purposes.
     Christopher L. Collins may be deemed to share beneficial ownership of securities owned of record or beneficially owned by KEP VI and Coffeyville Acquisition LLC by virtue of his status as a managing member of KEP VI. Mr. Collins shares investment and voting power with the Kelso Individuals with respect to ownership interests owned by KEP VI and Coffeyville Acquisition LLC but disclaims beneficial ownership of such interests, and this report shall not be deemed an admission that Mr. Collins is the beneficial owner of these securities for purposes of Section 16 or for any other purposes. Mr. Collins also disclaims beneficial ownership of securities owned of record by GP VII LLC, GP VII LP, KIA VII, KEP VI and Coffeyville Acquisition LLC, and this report shall not be deemed an admission that Mr. Collins is the beneficial owner of these securities for purposes of Section 16 or for any other purposes.

Signature.
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.
Date:___________ , 2011

COFFEYVILLE ACQUISITION LLC

Signature:	*

By:	James J. Connors, II, its Vice President

KELSO INVESTMENT ASSOCIATES VII, L.P

Signature:	*

By:	Kelso GP VII, L.P., its General Partner,
by Kelso GP VII, LLC, its General
Partner, by James J. Connors,II, its
Managing Member

KELSO GP VII, L.P.

Signature:	*

By:	Kelso GP VII, LLC, its General Partner,
by James J.Connors, II, its Managing
Member

KELSO GP VII, LLC

Signature:	*

By:	James J. Connors, II, its Managing
Member

KEP VI, LLC

Signature:	*

By:	James J. Connors, II, its Managing
Member

PHILIP E. BERNEY

Signature:	*

FRANK K. BYNUM, JR.

Signature:	*

JAMES J. CONNORS, II

Signature:

MICHAEL B. GOLDBERG

Signature: *

FRANK J. LOVERRO

Signature: *

GEORGE E. MATELICH

Signature: *

CHURCH M. MOORE

Signature: *

FRANK T. NICKELL

Signature: *

STANLEY DE J. OSBORNE

Signature: *

DAVID I. WAHRHAFTIG

Signature: *

THOMAS R. WALL, IV

Signature: *

CHRISTOPHER L. COLLINS

Signature: *

*By:	/s/ James J. Connors, II
	Name:	James J. Connors, II
Attorney-in-fact**

**The Powers of Attorney filed with the Securities and Exchange Commission with (i) the Form 3s, dated October 22, 2007 in respect of the securities of CVR Energy, Inc. by Coffeyville Acquisition LLC, Kelso Investment Associates VII, L.P., Kelso GP VII, L.P., Kelso GP VII, LLC, KEP VI, LLC, Philip E. Berney, Frank K. Bynum, Jr., James J. Connors, II, Michael B. Goldberg, Frank J. Loverro, George E. Matelich, Frank T. Nickell, Stanley de J. Osborne, David I. Wahrhaftig, and Thomas R. Wall, IV, and (ii) the Form 3 dated December 19, 2007 in respect of the securities of CVR Energy, Inc. by Church M. Moore are hereby incorporated by reference. The Power of Attorney for Christopher L. Collins is filed herewith as Exhibit 99.A.